LEHMAN BROTHERS

                                     [LOGO]

                                                                February 3, 2000



BNCM Acquisition Co.
1063 McGaw Avenue
Irvine, California  92614

Ladies and Gentlemen:

            You have advised Lehman Commercial Paper Inc., a New York corporation ("Lender") that BNCM Acquisition Co., a Delaware corporation (the "ACQUISITION COMPANY") proposes to acquire BNC Mortgage, Inc., a Delaware corporation (the "TARGET COMPANY") in a transaction pursuant to which the
Acquisition Company would acquire all of the equity of the Target Company at a price per share of $10.00 per share (the "ACQUISITION"). The Acquisition would be on the terms and subject to the conditions contained in an Agreement and Plan of Merger (the "AGREEMENT") between the Acquisition Company and the Target Company which would provide, inter alia, for a reverse merger (the "MERGER") of the Acquisition Company with and into the Target Company, with the Target Company being the surviving entity. The surviving entity following the consummation of the Merger is hereinafter referred to as the "COMPANY". You have indicated that contemporaneously with the Merger, (i) all outstanding Target Company common shares not exchanged for Acquisition Company common or preferred shares will be redeemed for cash; (ii) all "IN-THE-MONEY" stock options will be cancelled in exchange for the difference between the exercise price for such options and the price per share set forth above or, in the case of the retained management group ("MANAGEMENT"), may be exchanged for shares in the Acquisition Company; (iii) the Company will use best efforts to cancel all "OUT OF THE MONEY" stock options and all other convertible securities (but in any event no such options or convertible securities shall be exercisable for shares in the Company after consummation of the Merger; (iv) the Target Company common shares held by the Acquisition Company will then be cancelled; and (v) the outstanding common and preferred shares of the Acquisition Company will then be converted into 100% of the outstanding common and preferred shares of the Company. The transactions contemplated hereby are collectively referred to herein as the "TRANSACTION".

            You have indicated that the capitalization of the Company immediately following the Merger shall consist of (i) the Credit Facilities (as hereinafter defined) and the Preferred Stock (as hereinafter defined), (ii) contribution by the retiring chief executive officer of the Target Company of a portion of his common stock and stock options in the Target Company, representing an aggregate value of $2,500,000 and (iii) contribution by Management of common stock and stock options in the Target Company, representing an aggregate value of at least $2,500,000.


                          LEHMAN COMMERCIAL PAPER INC.
3 WORLD FINANCIAL CENTER,                               TELEPHONE (212) 526-7406
9TH FLOOR, NEW YORK, NY 10285                           FACSIMILE (212) 526-1607

            You have further indicated that the Acquisition and the ongoing working capital needs of the Company would require the Credit Facilities (as defined in the Term Sheet) in an aggregate amount of up to $44,500,000 and the Preferred Stock, and have requested that Lender commit to provide the entire principal amount of the Credit Facilities and to cause Lender's affiliate to subscribe the Preferred Stock. Lender is pleased to advise you of its commitment to provide the Credit Facilities and the Preferred Stock upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "COMMITMENT LETTER") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET").

            As consideration for Lender's commitment hereunder, the Acquisition Company and the Company agree to pay to Lender the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "FEE LETTER").

            It is agreed that no person or entity will receive any fees or compensation in connection with the Credit Facility and the Preferred Stock, except as specifically set forth herein.

            The commitments and agreements of Lender described herein are subject to (i) all of the conditions precedent to the obligation of the Acquisition Company to close the Merger, as set forth in the Agreement and Plan of Merger of even date herewith between the Acquisition Company and the Target Company, and (ii) all conditions set forth in the Term Sheet, having been satisfied. The terms and conditions of Lender's commitment hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Lender and Acquisition Company.

            You agree, jointly and severally, (a) to indemnify and hold harmless Lender, its affiliates and its officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Lender and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, consultant's fees and expenses, travel expenses, and fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Credit Facilities. You further hereby (a) agree that you will not make any claim against any indemnified person for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the Acquisition and the relationship established by this letter, or any act, omission or event occurring in connection therewith and (b) waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in your favor. You further agree that no indemnified person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Company or any of your or their respective shareholders or creditors for or in connection with the Acquisition. Lender agrees that no owner of an interest in the Company or the Acquisition Company shall have any liability for the indemnification provided for in this paragraph.

            You acknowledge that Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Lender will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by Lender of services for other companies, and Lender will not furnish any such information to other companies. You also acknowledge that Lender has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

            This Commitment Letter shall not be assignable by you without the prior written consent of Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Lender. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

            THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THIS COMMITMENT LETTER, THE FEE LETTER, ANY TRANSACTION RELATING HERETO OR THERETO, OR

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

ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY OF THE PARTIES HERETO PERTAINING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE CREDIT FACILITIES OR THE TRANSACTION UNDER CONSIDERATION, ANY OTHER FINANCING RELATED THERETO, AND ANY INVESTIGATION, LITIGATION, OR PROCEEDING RELATED TO OR ARISING OUT OF ANY SUCH MATTERS. THE PARTIES HERETO EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVE ANY OBJECTION WHICH EITHER OF THEM MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR INCONVENIENT FORUM.

            This Commitment Letter, the Term Sheet and the Fee Letter shall be governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that State.

            This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or if advised in writing by counsel that such disclosure is required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

            The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Lender's commitment hereunder.

            Lender or its affiliates also will provide financial advisory services to the Acquisition Company and the Company with respect to the transaction to which this Commitment Letter relates. The parties hereto agree that Lender has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Acquisition Company and the Company. Furthermore, the Company agrees to include a reference to the role of Lender and its affiliates in any press release announcing the transaction.

            If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to Lender executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on February 4, 2000. The commitments and agreements of Lender herein will expire at such time in the event Lender has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.









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




            Lender is pleased to have been given the opportunity to assist you in connection with this financing, and we look forward to working with you.

                                    Very truly yours,

                                    LEHMAN COMMERCIAL PAPER INC.


                                    By:
                                       ---------------------------
                                          Authorized Signatory


Accepted and agreed to
as of the date first
written above by:

BNCM ACQUISITION CO.


By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------

                                    EXHIBIT A

                               BNC MORTGAGE, INC.

                      CREDIT FACILITIES AND PREFERRED STOCK

                         Summary of Terms and Conditions

                                February 3, 2000

                 -----------------------------------------------

I.    PARTIES
      -------

      Acquisition
      Company:          BNCM Acquisition Co.

      Target:           BNC Mortgage, Inc., a Delaware corporation

      Company:          BNC Mortgage, Inc., a Delaware corporation (the
                        "COMPANY").

      Lender: Lehman Commercial Paper Inc., a New York corporation (in such capacity, the "LENDER").

II.   TYPES AND AMOUNTS OF
      --------------------
      CREDIT FACILITIES:
      -----------------

1.    ACQUISITION LOAN
      FACILITY:               An  acquisition  loan facility  (the  "ACQUISITION
      --------                LOAN FACILITY") in an aggregate  principal  amount
                              equal to  $25,500,000  (the loan  thereunder,  the
                              "ACQUISITION  LOAN") to be made to the Acquisition
                              Company contemporaneously with consummation of the
                              Merger.  The Company shall assume the  Acquisition
                              Loan as part of the  Merger  and  shall  repay the
                              Acquisition   Loan   in  full   immediately   upon
                              consummation of the Merger. The proceeds of the Acquisition Loan shall be used to finance a portion of the Acquisition.

2.    TERM LOAN
      FACILITY:               7-year   term  loan   facility   (the  "TERM  LOAN
      --------                FACILITY") in the amount of $14,000,000  (the loan
                              thereunder, the "TERM LOAN") to be made in a single drawing on the Closing Date (as defined below). The Term Loan shall initially be made to the Acquisition Company, and shall be assumed by the Company upon consummation of the Merger.

      Purpose: The proceeds of the Term Loan shall be used to finance a portion of the Acquisition.

      Amortization:           Level  quarterly  principal  payments  utilizing a
                              7-year amortization period.

3.    REVOLVING CREDIT
      ----------------
      FACILITY:               3-year  revolving  credit facility (the "REVOLVING
      --------                CREDIT  FACILITY";  together with the  Acquisition
                              Loan  and the  Term  Loan  Facility,  the  "CREDIT
                              FACILITIES") in the amount of $5,000,000 (the loans thereunder, the "REVOLVING CREDIT LOAN").

      Availability:           The Revolving  Credit  Facility shall be available
                              on a revolving basis during the period  commencing
                              on the  Closing  Date  and  ending  on  the  third
                              anniversary   thereof   (the   "REVOLVING   CREDIT
                              TERMINATION DATE").

      Maturity:               The Revolving Credit Termination Date.

      Purpose: The proceeds of the Revolving Credit Loan shall be used to finance the working capital needs and general corporate purposes of the Company in the ordinary course of business (but not to repay any other indebtedness) and pursuant to an annual budget which must be approved by the Lender in its sole discretion. Proceeds of the Revolving Credit Loan shall be made available upon compliance with standard financial covenants and conditions. No portion of the Revolving Credit Facility may be used to pay costs associated with the Acquisition or the Transaction.

      Non-Use Fee:            None

III.  CERTAIN PAYMENT
      ---------------
      PROVISIONS:
      ----------

      Fees and Interest
      Rates:                  As set forth on ANNEX I.


      Optional Prepayments
      and Commitment
      Reductions:             Loans  may  be  prepaid  and  commitments  may  be
                              reduced by the Company in minimum amounts of $100,000 without premium or penalty. Optional prepayments of the Term Loan shall be applied to the installments thereof in inverse order of maturity and may not be reborrowed.

      Mandatory Prepayments
      and Commitment
      Reductions:             100% of "EXCESS CASH" as of the end of each fiscal
                              quarter of the Company shall be applied to prepay the Term Loan and reduce the Revolving Credit Loan on or before the fifth business day of the following calendar quarter.

                              For purposes hereof, "EXCESS CASH" shall mean the amount of "CASH" held by the Company on the last business day of each calendar quarter in excess of 5% of the Company's average monthly sub-prime mortgage loan origination volume for such calendar quarter. "EXCESS CASH" shall be computed after giving effect to any scheduled principal and interest payments on the Term Loan or the
                              Revolving Credit Loan or any payments on account of redeemable preferred stock which must be paid during such calendar quarter, and any reserve related to the scheduled redemption of preferred stock. "CASH" shall be defined in the financing documentation, but will generally mean as of any date all cash, cash equivalents and marketable securities (other than mortgage loans), PLUS accounts receivable, PLUS unutilized, current available advance capacity under then existing warehouse lending facilities MINUS accounts payable and MINUS accrued liabilities. Additionally, 100% of the proceeds of any capital transaction (including without limitation, any sale or issuance of equity in the Company, any issuance of debt by the Company, or sale of material assets other than in the ordinary course of business) shall be paid to the Lender to amortize the Loans contemporaneously with the closing of any such transaction.

                              All such amounts shall be applied to the prepayment of the Revolving Credit Loan and to the permanent reduction of the Term Loan. No prepayment of the Term Loan may be reborrowed.

IV.   WARRANTS:               Lender   will    receive    for   no    additional
      --------                consideration warrants (the "WARRANTS") to acquire
                              a total of 50% of the fully  diluted  common stock
                              of  the  Company   (after  giving  effect  to  the
                              consummation  of the Merger)  exercisable in whole
                              or in part at a cumulative  exercise price of $.01
                              per  share at any time  during  the 30 day  period
                              after  each   anniversary   of  the  Closing  Date
                              beginning  with  the  second  anniversary  of  the
                              Closing Date. The Warrants will expire on the date
                              that
                              is 30 days after the tenth (10th)  anniversary  of
                              the  Closing   Date.   The   Warrants   will  have
                              anti-dilution protection, "TAG-ALONG" rights and demand and "PIGGY-BACK" registration rights, all as satisfactory to Lender. The stock for which such Warrants will be exercisable will be the same class or series of stock issued to Management on the Closing Date and shall be subject to the same stockholder's agreement between Management and an affiliate of Lender being entered into on the Closing Date.

V.    PREFERRED STOCK:        Lender will cause its  affiliates to purchase from
      ---------------         the  Acquisition   Company  on  the  Closing  Date
                              $6,000,000  of  preferred  stock  (the  "PREFERRED
                              STOCK").  Upon  consummation  of the  Merger,  the
                              Preferred  Stock shall be converted into preferred
                              stock in the Company.  The Preferred Stock will be
                              perpetual,  bear an  annual  cash  dividend  yield
                              (which  will  be   cumulative)   of  8%,  be  paid
                              annually, and will be convertible at any time after two years (in whole or in part) into 25% of the fully diluted common stock of the Company upon full conversion of the Preferred Stock.

VI.   ANTI-DILUTION:          The  Warrants and the  Preferred  Stock shall each
      -------------           provide that the conversion of the Preferred Stock
                              and  the  exercise  of  the   Warrants   (whenever
                              occurring,   and  whether   simultaneously  or  at
                              different times) shall result in ownership by Lender and Lender's affiliates of 75% of the Company on a fully diluted basis (other than dilution for stock issuances or other dilutive transactions approved by a majority of the members of the Board of the Company).

VII.  COLLATERAL:             To secure all  obligations  of the  Company to the
      ----------              Lender,  the Lender will receive a fully perfected
                              first  priority  security  interest  in all of the
                              existing and after acquired personal, tangible and
                              intangible assets of the Acquisition  Company (and
                              after  consummation  of the Merger,  the Company),
                              including,  without  limitation,  all  cash,  cash
                              equivalents,   bank  accounts,   accounts,   other
                              receivables,   chattel  paper,   contract  rights,
                              inventory   (wherever    located),    instruments,
                              documents, securities (whether or not marketable),
                              equipment,  fixtures,  franchise rights,  patents,
                              trade names, trademarks, copyrights,  intellectual
                              property,  real  property,   general  intangibles,
                              investment   property   and   all   substitutions,
                              accessions   and   proceeds   of   the   foregoing
                              (including  insurance  proceeds),  but  shall  not
                              include any
                              mortgage loans or proceeds thereof which have been
                              pledged  pursuant  to the  terms of any  warehouse
                              lending  facilities.   The  foregoing   collateral
                              described in this paragraph being collectively, the "COLLATERAL".

                              All Collateral will be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances acceptable to the Lender.

                              All obligations of the Company to the Lender will be cross-defaulted to each other and to all other material indebtedness of the Company.

VIII. CERTAIN CONDITIONS
      ------------------
      INITIAL CONDITIONS: The availability of the Credit Facilities shall be ------------------ conditioned upon satisfaction of, among other things, the following conditions precedent on or before July 31, 2000 (the date on which all such conditions are satisfied is referred to herein as the "CLOSING DATE"); provided, however, that the Closing Date must occur on the same business day upon which the Merger is consummated:

                              (a) Management, Acquisition Company and the Company shall have executed and delivered
                                    satisfactory       definitive      financing
                                    documentation  with  respect  to the  Credit
                                    Facilities (the "CREDIT DOCUMENTATION").

                              (b) The Merger shall have been consummated in accordance with its terms and in compliance with all applicable laws and regulation and neither the Company nor the Acquisition Company shall be in default under any material indebtedness or other material agreement as a result of the Acquisition or the borrowing under the Credit Facilities. The Acquisition Company shall not have waived any conditions to the consummation of the Merger set forth in the Agreement and Plan of Merger between the Acquisition Company and the Target Company, without the prior written consent of Lender.

                              (c)   Intentionally deleted.

                              (d) The Acquisition shall have been consummated for an aggregate purchase price of $10.00 per share.

                              (e)   Intentionally deleted.

                              (f)   Intentionally deleted.

                              (g) The Lender shall have received unaudited interim consolidated financial statements of the Company for each fiscal month and quarterly period ended subsequent to December 31, 1999.

                              (h) The Lender shall have received a PRO FORMA consolidated balance sheet of the Company as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph (g) above, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date.

                              (i)   Intentionally deleted.

                              (j) The Lender shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Company, and such search shall reveal no liens on any of the assets of the Company except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender.

                              (k) The fees and expenses to be incurred in connection with the Transaction and to be paid by the Acquisition Company and the Company and the financing thereof shall not exceed $2,000,000 in the aggregate (other than any fees and other amounts paid to Lender or any affiliates thereof).

                              (l) The Company shall have obtained key man life insurance on Kelly Monahan in satisfactory amounts and on satisfactory terms.

                              (m) The Lender shall have received such legal opinions (including opinions (i) from counsel to the Acquisition Company and the Company, (ii) delivered to the Acquisition Company and the Company by counsel to the Target Company, accompanied by reliance letters in favor of the Lender and (iii) from such special and local counsel as may be required by the Lender), documents and
                                    other   instruments  as  are  customary  for
                                    transactions of this type or as they may reasonably request.

                              (n)   Intentionally deleted.

                              (o)   Intentionally deleted.

      On-Going
      Conditions:             The making of each  extension  of credit  shall be
                              conditioned   upon   (a)  the   accuracy   of  all
                              representations   and  warranties  in  the  Credit
                              Documentation (including,  without limitation, the
                              material    adverse    change    and    litigation
                              representations) and (b) there being no default or
                              event of default in  existence  at the time of, or
                              after  giving   effect  to  the  making  of,  such
                              extension  of  credit.  As used  herein and in the
                              Credit  Documentation a "MATERIAL  ADVERSE CHANGE"
                              shall mean any event,  development or circumstance
                              occurring  after the  consummation  of the  Merger
                              that has had or could  reasonably  be  expected to
                              have  a  material   adverse   effect  on  (a)  the
                              business, assets, property, condition (financial or otherwise) or prospects of the Acquisition
                              Company or the Company taken as a whole, or (b) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Lender thereunder.

IX.   CERTAIN
      -------
      DOCUMENTATION:
      -------------
      MATTERS:                The    Credit    Documentation    shall    contain
      -------                 representations,  warranties, covenants and events
                              of default customary for financings of this type and other terms deemed appropriate by the Lender, including, without limitation:

      Representations and
      Warranties:             Accuracy of financial  statements  (including  pro
                              forma    financial    statements);    absence   of
                              undisclosed   liabilities;   no  material  adverse
                              change; corporate existence;  compliance with law;
                              corporate power and authority;  enforceability  of
                              Credit  Documentation;  no  conflict  with  law or
                              contractual  obligations;  no material litigation;
                              no  default;   ownership   of   property;   liens;
                              intellectual property; no burdensome restrictions;
                              solvency;  labor matters;  taxes;  Federal Reserve
                              regulations;   ERISA;   Investment   Company  Act;
                              environmental  matters;  solvency;  labor matters;
                              accuracy of disclosure; creation and perfection of security interests.

      Affirmative
      Covenants:              Delivery of financial  statements  including:  (i)
                              audited  annual  financial  statements  within 120
                              days  of  the  end  of  each  fiscal  year;   (ii)
                              quarterly  financial  statements within 45 days of
                              the end of each  fiscal  quarter;  (iii) not later
                              than  the  25th  day  of  each  month,  a  monthly
                              forecast for the following  month  together with a
                              reconciliation  of the prior month's actual versus
                              projected forecast; (iv) at least 30 days prior to
                              the beginning of each fiscal year an annual budget
                              for such fiscal year; (v) within 45 days after the
                              end of each fiscal quarter,  a  reconciliation  of
                              actual  results  for such  quarter  to the  annual
                              budget; and (vi) any other information  reasonably
                              requested by Lender;  delivery of monthly mortgage
                              loan portfolio  servicing  information reports (on
                              readable   computer   disks),   including   fields
                              specified   by  the  Lender  from  time  to  time;
                              reports,    accountants'   letters,   projections,
                              officers'   certificates  and  other   information
                              requested by the Lender;  timely  payment of other
                              obligations;  timely  performance of  obligations;
                              continuation   of  business  and   maintenance  of
                              existence  and  material  rights  and  privileges;
                              compliance  with  laws  and  material  contractual
                              obligations;    maintenance    of   property   and
                              insurance; maintenance of books and records; right
                              of the  Lender to inspect  property  and books and
                              records; notices of defaults, litigation and other
                              material  events;  compliance  with  environmental
                              laws;  further  assurances   (including,   without
                              limitation,  with respect to security interests in
                              after-acquired  property); and agreement to obtain
                              interest  rate  protection  agreements  as  may be
                              required  by  Lender   from  time  to  time.   All
                              financial statements that are required to be audited shall be audited by Ernst & Young or another "Big 5" accounting firm.

      Financial
      Covenants:              Financial    covenants,     (including,    without
                              limitation, the following):

                              (i) Quarterly positive net income (exclusive of fees to Lender pursuant to the Fee Letter) as determined in accordance with generally accepted accounting principles.

                              (ii) Quarterly positive cash flow (as determined on a cash rather than an accrual basis), exclusive of fees to Lender pursuant to the Fee Letter and exclusive of principal reductions in excess of the minimum amortization of the Loans.

                              (iii) Minimum  net worth of (i)  $3,000,000  until
                                    the first anniversary of the Closing Date, and (ii) thereafter, $5,000,000.

                              (iv) Maximum ratio of total debt (exclusive of warehouse lines) to stockholder's equity of 5:1. For purposes of this calculation, redeemable preferred stock shall be included in total debt and excluded from stockholder's equity.

                              (v) Restrictions on the payment of dividends (other than those payable with respect to the Preferred Stock) while any portion of the Term Loan or Revolving Loan remains outstanding.

      Negative
      Covenants:              Limitations  on  indebtedness;   liens;  guarantee
                              obligations; mergers, consolidations, liquidations
                              and dissolutions;  sales or other  dispositions of
                              assets;  leases;  dividends and other  payments in
                              respect  of   capital   stock;   redemptions   and
                              repurchases of capital stock; changes in ownership
                              of  capital  stock;   formation  of  subsidiaries;
                              capital  expenditures;   investments,   loans  and
                              advances;  optional  payments and modifications of
                              subordinated    and   other   debt    instruments;
                              transactions with affiliates; permitted warehouse lines; granting of liens; sale and leasebacks;
                              changes in fiscal year;  negative  pledge clauses;
                              changes in lines of business.

      Events of Default:      Nonpayment  of principal  when due;  nonpayment of
                              interest,  fees  or  other  amounts  after a grace
                              period to be agreed upon;  material  inaccuracy of
                              representations   and  warranties;   violation  of
                              covenants   (subject,   in  the  case  of  certain
                              affirmative  covenants,  to a grace  period  to be
                              agreed upon);  cross-default;  bankruptcy  events;
                              certain ERISA events;  material judgments;  actual
                              or  asserted   invalidity   of  any  guarantee  or
                              security document or security interest; and a change of control (the definition of which is to be agreed).

      Assignments
      and Participations:     The Lender  shall be  permitted to assign and sell
                              participations  in the  Loans  and  the  Revolving
                              Credit Facility.

      Yield Protection:       The Credit  Documentation  shall contain customary
                              provisions   (a)  protecting  the  Lender  against
                              increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and
                              (b) indemnifying the Lender for "BREAKAGE COSTS" incurred in connection with, among other things, any prepayment of a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

      Tax, Cost and
      Yield Protection:       Standard    provisions    for    facilities    and
                              transactions of this type.

      Expenses and
      Indemnification:        The   Company   shall   pay  (a)  all   reasonable
                              out-of-pocket  expenses  of the Lender  associated
                              with the Credit  Facilities  and the  preparation,
                              execution,  delivery  and  administration  of  the
                              Credit  Documentation  and any amendment or waiver
                              with respect  thereto  (including  the  reasonable
                              fees,  disbursements and other charges of counsel)
                              and (b) all  out-of-pocket  expenses of the Lender
                              (including  the  fees,   disbursements  and  other
                              charges  of  counsel)  in   connection   with  the
                              enforcement of the Credit Documentation (subject to the limitations set forth in Section VIII (k) hereof).

                              The Lender (and its affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

      Governing Law:          State of New York.

      Counsel to
      the Lender:             Weil, Gotshal & Manges LLP

                                                                         ANNEX I
                                                                         -------

                            INTEREST AND CERTAIN FEES


Interest Rate Options:        The Loans  comprising each borrowing bear interest
                              at a rate per annum equal to he LIBOR Rate PLUS the Applicable Margin. ----

                              As used herein:

                              "APPLICABLE MARGIN" means (a) 2%, in the case of the Acquisition Loan, (b) 4%, in the case of the Term Loan, and 6%, in the case of the Revolving Credit Loan.

                              "INTEREST   ACCRUAL  PERIOD"  means  the  calendar
                              month.

                              "LIBOR ADJUSTMENT DATE" means the first business day of each calendar month.

                              "LIBOR RATE" means with respect to each Interest Accrual Period, the arithmetic average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the one-month London Interbank Market offered rates from time to time as determined by Lender.

                              The Financing documentation will contain (a) mutually agreeable LIBOR breakage provisions and LIBOR borrowing mechanics, and (b) LIBOR Rate definitions.

Interest Payment Dates:       The first business day of each month.

Default Rate:                 At any time when the  Company is in default in the
                              payment of any amount of principal due under the Credit Facilities, such amount shall bear interest at 5% above the rate otherwise applicable thereto.
                              Overdue interest, fees and other amount shall bear interest at 5% above the rate applicable to Base
                              Rate Loans.

Rate and Fee Basis:           All per annum  rates  shall be  calculated  on the
                              basis of a year of 360 days.